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                                                                      EXHIBIT 99
Press Release

                            October 31, 2001

                            MEDIA:                      ANALYSTS:
                            Dixie M. Vinez              Gary J. Elek
                            VP/Marketing                Executive Vice President
                            (330)   384-7068            (330)   384-7136

FIRSTMERIT EXITS MANUFACTURED HOUSING LENDING BUSINESS

AKRON, OHIO...During an analyst presentation in New York City at 12:45 PM Eastern time today, FirstMerit Corporation will announce that it is exiting the manufactured housing lending business.

Effective immediately, FirstMerit will cease new manufactured housing loan originations, but will continue to manage the existing $800 million portfolio over its remaining term. There will be no impact on current consumer customers and the bank will continue servicing existing loan contracts until their maturity.

"Returns in manufactured housing lending are unacceptably low due to industry overcapacity and to deteriorating general economic conditions," said John R. Cochran, Chairman and Chief Executive Officer. "We have concluded that this business cannot meet our strategic and profitability objectives, so we are exiting the business."

To cover the cost of exiting this business, FirstMerit will take a $42.1 million after-tax charge in the fourth quarter. The charge includes $10.1 million to shut down Mobile Consultants, Inc., the manufactured housing loan subsidiary; $21.2 million to reflect a change in assumptions related to loan loss severity; $9.4 million to additional loan loss reserves; and $1.4 million for severance costs. Other than this one-time charge, FirstMerit believes its action will have a negligible effect, if any, on subsequent operating earnings and will remain "well capitalized."

The presentations will be available simultaneously by webcast and call-in audio for media, investors, shareholders and other interested parties.

The webcast can be accessed at www.firstmerit.com/about/cochranpresents. To listen to the live webcast, please go to the website at least fifteen minutes early to download and install any necessary audio software. A replay will be available for seven days on the FirstMerit website.

To listen by telephone, dial toll-free 1-800-633-8545 at least five minutes before start time. No passcode is necessary. A replay will be available beginning at 3:30 PM on October 31, 2001, through 3:30 PM on November 7, 2001, by dialing 1-800-633-8284, reservation #19941391.

FirstMerit Corporation (Nasdaq: FMER) is a financial services company headquartered in Akron, Ohio with assets of $10.3 billion as of September 30, 2001, and 158 banking offices in 11 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.